Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	James H. Black
Executive Vice President-Corporate Relations, The GEO	Senior Vice President, President Secure Services, The
Group, Inc.	GEO Group, Inc.

George Christopher Zoley	Wayne H. Calabrese
Executive Chairman, The GEO Group, Inc.	Senior Vice President & Chief Operating Officer, The GEO
Group, Inc.
Brian Robert Evans
Chief Financial Officer & Senior Vice President, The	Jose Gordo
GEO Group, Inc.	Chief Executive Officer & Director, The GEO Group, Inc.

OTHER PARTICIPANTS
Joe Gomes	Kirk Ludtke
Analyst, Noble Capital Markets, Inc.	Analyst, Imperial Capital LLC

Brian Violino	Jordan Neil Hymowitz
Analyst, Wedbush Securities, Inc.	Analyst, Philadelphia Financial Management of
San Francisco LLC
Brendan McCarthy
Analyst, Sidoti & Co. LLC

Management Discussion Section

Operator

Good day and welcome to The GEO Group Second Quarter 2023 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions]

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2023 earnings results. With us today are George Zoley, Executive Chairman of the Board; Jose Gordo, Chief Executive Officer; Brian Evans, Chief Financial Officer; Wayne Calabrese, Chief Operating Officer; and James Black, President of GEO Secure Services.

This morning, we will discuss our second quarter results, as well as our outlook, and we will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor Provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Pablo. Good morning to everyone and thank you for joining us on our second quarter 2023 earnings call.

I’m joined today by our senior management team to review our second quarter financial results, discuss our financial guidance and debt reduction objectives, and provide an update on the trends for each of our business segments. This morning, we reported quarterly revenues of approximately $594 million, GAAP net income of approximately $30 million, and adjusted EBITDA of approximately $129 million, all of which were ahead of the midpoint of our previously issued guidance for the second quarter of this year.

Our second quarter results reflect stable performance from our Secure Services business unit and our GEO Reentry Services segment. Geo Secure Services recently renewed contracts for the 2,000-bed Blackwater River Correctional Facility in Florida and the 2,682-bed Lawton Correctional and Rehabilitation Facility in Oklahoma. And GEO Reentry Services recently renewed 15 existing contracts for our residential reentry centers and 12 existing contracts for our non-residential/day reporting centers.

During the second quarter, we reactivated our 1,900-bed Great Plains Correctional Facility under a new lease agreement with the State of Oklahoma. The new lease has an initial term of five-and-a-half years with subsequent unlimited one-year options, and is expected to generate annual straight-line lease revenue of approximately $8.5 million.

Our GTI Transportation Division also recently entered into an emergency contract to provide air operations support for ICE, which is expected to generate up to approximately $16 million in revenues over a nine-month period, assuming the contract runs through its full term. We hope to continue to be a strong contender for the currently active procurement of the multiyear contract for these services, which presently remains under bid protest.

Our diversified business units delivered overall strong operational and financial performance during the first half of 2023 despite some headwinds in our Electronic Monitoring and Supervision Services segment. As we have previously discussed, the number of participants in the federal government’s Intensive Supervision Appearance Program, or ISAP, has declined since the beginning of this year. However, we have recently seen a slower rate of decline in ISAP participants.

Additionally, we believe that recent policy decisions could result in an increase in the number of participants being enrolled in ISAP. While the decline in ISAP participants continued throughout July and early August, which was longer than we previously estimated, we continue to believe that the ISAP participant count is likely to stabilize and then to begin to increase moderately.

With respect to our ICE processing centers, we have experienced a 20% increase in population since early May. Our occupancy rates remain below historical levels. As it relates to the federal budget for fiscal year 2024, which begins in October 1, the House of Representatives approved their version of the Homeland Security Appropriations Bill in June. The House Bill would increase beds to 41,000 and includes a provision that would require the use of ISAP monitoring capabilities for all individuals in the non-detained docket for the entire duration of their immigration proceedings.

In July, the Senate approved its version of the Homeland Security Appropriations Bill, keeping funding for ICE beds at the current level of 34,000 beds, and slightly increasing the overall funding available for alternatives to detention programs. Congress adjourned for their August recess without an appropriations deal in place. If a new budget is not approved when Congress reconvenes, Congress could, as we have seen in prior years, approve funding for the federal government in federal fiscal year 2024 under a short-term or long-term continuing resolution.

We believe that under a continued resolution, ICE is most likely to be provided appropriations consistent with the agency’s current funding levels for 2023. We are continuing to monitor the Congressional appropriations process and remain focused on providing high-quality services on behalf of DHS and ICE. We are also continuing our efforts to market our current idle facilities to federal and state government agencies.

With the recent activation of our Great Plains facility, we now have approximately 9,000 idle own beds in our Secure Services segment, primarily comprised of five former Federal Bureau of Prisons facilities. We believe that these modern and well-located facilities could generate significant incremental annualized adjusted EBITDA, if they were to be reactivated either under Geo management or leased to state or federal agencies.

Our management team also remains focused on reducing our net debt, which is a key strategic priority for our company. As we have previously discussed, our objective is to reduce net debt by approximately $175 million per year on average over the next two years. And we remain hopeful to be able to refinance portions of our debt potentially in the next 12 to 18 months.

I will now turn the call over to Brian Evans to address our financial results and guidance in more detail.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. As we reported this morning, our second quarter 2023 results exceeded our previously issued guidance. We reported GAAP net income of approximately $30 million on quarterly revenues of approximately $594 million. We reported quarterly adjusted EBITDA of $129 million and net operating income of $170 million.

Second quarter 2023 results reflect the reactivation of our Great Plains Correctional Facility in Oklahoma under a new lease agreement, which is expected to generate approximately $8.5 million in annualized straight-line lease revenue. Our second quarter 2023 results also reflect an increase of approximately $26 million in net interest expense, compared to the second quarter of 2022 due to higher interest rates and the debt restructuring transactions we completed in August of 2022.

Moving to our guidance for 2023. This morning, we provided updated guidance for the full year 2023 to reflect our updated expectations regarding the timing of participant levels under our ISAP contract. Our previously issued guidance for 2023 assumed that the number of ISAP participants would stabilize at the midpoint of the year and then moderately increase during the third and fourth quarters.

Although the number of ISAP participants continued to decline throughout the month of July and in early August, which was longer than we previously estimated, we continue to believe that the ISAP participant count is likely to stabilize and then begin to increase moderately. We are aware of various recent policy changes that may add participants to ISAP program, as well as move participants to different monitoring alternatives.

It is difficult at this time for us to calibrate the net financial result of the new policies. Consequently, we are taking perhaps a likely conservative approach in forecasting year-end ISAP participation in financial results. This assumption is the major basis for our updated financial forecast for the balance of the year. We expect full-year GAAP net income to be in a range of $95 million to $110 million on annual revenues of approximately $2.4 billion. We expect our full-year 2023 adjusted EBITDA to be between $490 million and $520 million. We expect our effective tax rate for the full year 2023 to be approximately 29% exclusive of any discrete items.

For the third quarter of 2023, we expect GAAP net income to be between $19 million and $26 million on quarterly revenues of $588 million to $603 million. We expect our third quarter 2023 adjusted EBITDA to be in a range of $115 million to $130 million.

For the fourth quarter of 2023, we expect GAAP net income to be between $19 million and $27 million on quarterly revenues of $595 million to $610 million. We expect our fourth quarter 2023 adjusted EBITDA to be in a range of $115 million to $130 million. Our guidance assumes steady performance from our other segments without any meaningful change in occupancy rates at our ICE processing centers, which currently remain below historical levels. Our guidance also does not include the potential reactivation of any of our remaining idle Secure Services facilities, which total approximately 9,000 beds.

Moving to our capital structure, we continue to focus on reducing our overall net debt. Our objective is to reduce net debt by approximately $175 million per year on average over the next two years. During the second quarter of 2023, our total debt was approximately $1.94 billion and our net debt remained stable at approximately $1.91 billion due to the timing of our cash flows throughout the year.

During the third quarter of 2023, we expect to reduce net debt by approximately $75 million, resulting in net debt of $1.84 billion. Based on this pace of debt reduction, we would expect to end this year with approximately $1.8 billion in net debt and further reduce net debt to approximately $1.62 billion by the end of 2024.

Our debt reduction estimates for 2023 assume the closing of a sale of a reentry facility for approximately $15 million in the third quarter. We expect to explore additional asset sales to complement our debt reduction efforts. We have a number of residential reentry assets that we are actively marketing for sale.

We may also consider the sale of some larger Secure Services facilities if the price adequately reflects their value. However, at this time, our focus remains on marketing our idle secure facilities for reactivation, either under a traditional management contract, or a lease agreement similar to that of our Great Plains facility in Oklahoma.

Our goal continues to be to reduce our overall quantum of debt, decrease our net leverage as quickly as possible, and refinance portions of our debt potentially in the next 12 to 18 months. As we execute this strategy, we hope to reduce our interest expense and gain more flexibility under our credit agreements to explore options to return capital to our shareholders in the future.

At this time, I will turn the call over to James Black for a review of our Geo Secure Services segment.

James H. Black

Senior Vice President, President Secure Services, The GEO Group, Inc.

Thank you, Brian. Good morning, everyone. It is my pleasure to provide an update on GEO Secure Services. During the second quarter of 2023, our Secure Services facilities successfully underwent 51 audits, including internal audits, government reviews, third-party accreditations and Prison Rape Elimination Act certifications. Four of our Secure Services facilities received accreditation from the American Correctional Association with an average score of 99.4% and another five of our facilities received PREA certification. Our GTI Transportation Division and our GEOAmey, UK Joint Venture, completed approximately 4.2 million miles driven in the United States and overseas during the second quarter.

Moving to the current trends from our government agency partners at the federal level populations at our contract US Marshals detention facilities continue to be stable. Our US Marshals facilities around the country support the agency as it carries out its mission of providing custodial services for pretrial detainees facing federal criminal proceedings. We believe that all these important facilities provide needed bed space and services near federal courthouses, where there is generally a lack of suitable alternative detention capacity for the US Marshals Service.

Moving to our ICE processing centers, we recently experienced a 20% increase in populations across our facility since early May. However, occupancy rates at our ICE processing centers remain below historical levels.

As George noted, Congress has left for August recess without reaching a compromise on the fiscal year 2024 Homeland Security Appropriations Bill. Currently, the House version of the bill would fund ICE for 41,000 beds, while the Senate version would maintain funding at 34,000 beds. If a compromise between the House and the Senate is not reached, a potential outcome could be the passage of a short-term or long-term continuing resolution that would likely fund the federal government at the current funding levels when the new fiscal year begins on October 1.

As a long-standing service provider to the federal government, we play no role in and have no control over Congressional appropriations decision or the implementation of immigration policy. Our focus remains on providing the highest quality services to ICE, and we stand ready to support the agency with any additional services as needed.

Our ICE processing centers have a long-standing track record, delivering professional support services on behalf of ICE and providing secure residential care consistent with our commitment to respecting the human rights of all of those entrusted to our care. Our ICE processing centers offer around-the-clock access to quality healthcare services. Healthcare staffing at our ICE processing centers is generally more than double the number of healthcare staff in a typical state correctional facility.

Our ICE processing centers also offer access to legal counsel and legal libraries and resources, and we have dedicated space at our centers to accommodate meetings with legal counsel. Our ICE processing centers also provide daily meals that are culturally sensitive and approved by a registered dietitian. We also provide access to faith-based and religious opportunities, and we partner with community volunteers, as needed, to ensure fair representation of various faith and denominations.

Our ICE processing centers also offer access to quality recreational activities. We have made significant investments to provide enhanced amenities at our centers, including artificial turf soccer fields, covered pavilions, exercise equipment, and multipurpose rooms. We have also historically provided secure transportation services and logistical support for ICE, primarily at 12 of our ICE processing centers.

Our GTI Transportation Division also recently entered into an emergency contract to provide air operation support for ICE, which is expected to generate up to approximately $16 million in revenues over a nine-month period, assuming the contract runs through its full-term. We hope to continue to be a strong contender for the currently active procurement of a multiyear contract for these services, which presently remains under bid protest.

Moving to our state government agency partners, during the second quarter of 2023, we reactivated the 1,900-bed Great Plains Correctional Facility under a new lease agreement with the State of Oklahoma. The new lease has an initial term of five-and-a-half years effective May 1, 2023 with subsequent unlimited one-year renewal options. Over the term of the lease, we expect to generate straight-line lease revenue of approximately $8.5 million annually, and we will be responsible for maintenance capital expenditures, property insurance, and property tax payments.

With the reactivation of our Great Plains facility, we now have approximately 9,000 idle beds in our Secure Services segment, comprised primarily of five former Bureau of Prisons facilities. We believe these are very valuable, modern and well-located assets, which we are continuing to actively market to government agencies at the state and federal level. Also, in the State of Oklahoma, we recently renewed our contract for the 2,682-bed Lawton Correctional Facility for a one-year term effective through June of 2024. And in Florida, we renewed our contract for the 2,000-bed Blackwater River Correctional Facility for a two-year term effective through October of 2025.

Our state correctional facilities deliver high-quality support services across seven states, including enhanced rehabilitation programs on behalf of correctional departments in Florida, Georgia, Indiana, Oklahoma, Arizona, New Mexico and Virginia.

Finally, with respect to our international markets, we have begun delivering primary health services across 13 public prisons in Australia under our new healthcare contract with the State of Victoria. This new contract commenced on July 1 and is expected to generate approximately $33 million in annualized revenues.

At this time, I will turn the call over to Wayne Calabrese for a review of GEO Care.

Wayne H. Calabrese

Senior Vice President & Chief Operating Officer, The GEO Group, Inc.

Thank you, James. I’m pleased to provide an operational update on our Geo Care Business Unit starting with our Reentry Services Division. During the second quarter, our Reentry Services facilities successfully underwent 33 separate audits, including internal audits, government reviews, third-party accreditations and PREA certifications. Five of our residential reentry centers received accreditation from the American Correctional Association, with four of those centers receiving perfect scores of 100%. We also renewed 15 residential reentry contracts, including five with the Federal Bureau of Prisons, as well as 12 non-residential day reporting center contracts, including seven with the California Department of Corrections and Rehabilitation.

Our 35 residential reentry centers provide transitional housing and rehabilitation programs for individuals reentering their communities across 14 states. Our non-residential and day reporting centers provide high-quality, community-based services, including cognitive behavioral treatment for up to 8,500 parolees and probationers at 90 locations across 10 different states.

Outcome reports generated for several clients continue to demonstrate the positive impact of these centers in terms of risk reduction, employment gains and sobriety gains for participants with program completions increasing during the second quarter of the year.

Moving to our Geo Continuum of Care and In-prison Programs Division, during the second quarter, we delivered enhanced in-custody rehab and post-release support to an average daily population of approximately 2,600 individuals at 31 in-prison programs and approximately 20,400 individuals at 13 Continuum of Care sites.

Our in-custody rehabilitation services include academic programs, focused on helping those in our care attain high school equivalency diplomas. We’ve made a significant investment to equip all of our classrooms with smart boards to aide in the delivery of academic instruction at these facilities. We’ve also focused on developing vocational programs that not only lead to certification when completed, but are also based on market job placement needs.

Our substance abuse treatment programs are an important piece of our rehabilitation services, because many of the individuals in our care suffer from addiction. Our facilities provide extensive, faith-based and character-based programs as well. And we have designated faith-based and character-based housing units or dorms across our facilities to enhance the delivery of these programs. Overall, we completed more than 670,000 hours of in-custody rehabilitation programs during the second quarter of 2023.

Our academic programs awarded approximately 830 high school equivalency diplomas, and our vocational courses awarded approximately 930 vocational training certifications. Our substance abuse treatment programs awarded approximately 2,000 program completions, and we achieved approximately 5,000 behavioral program completions and more than 3,300 individual cognitive behavioral treatment sessions.

During the second quarter, we also allocated over $350,000 to post-release services to support approximately 500 individuals released from GEO facilities as they return to their communities. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation, including cognitive behavioral treatment with post-release support services that address critical community needs of released individuals. We believe our award-winning program provides a proven model on how the 2 million-plus people in the United States Criminal Justice System can be better served in changing their lives.

Finally, turning to our Electronic Monitoring and Supervision Services segment, our BI subsidiary provides a full suite of monitoring and supervision solutions, products, and technologies on behalf of federal, state and local agencies across the country. At the federal level, since the beginning of this year, we’ve experienced a decline in the number of participants required to be monitored under our ISAP contract with the Department of Homeland Security.

However, we’ve recently seen a slower rate of decline in ISAP participant numbers, and we believe that recent policy decisions could result in an increase in the number of participants being enrolled in ISAP. BI has provided technology solutions, holistic case management, supervision, monitoring, and compliance services under ISAP for almost 20 years. Under BI’s tenure, the Federal Government Supervision and Appearance Program has achieved high levels of compliance, using a variety of new technologies and case management services over that period of time.

As we continue to promote innovative solutions under this important program, we are working with ICE to conduct two pilot programs for BI’s VeriWatch. VeriWatch is our new wrist-worn GPS tracking device, which provides government agencies with additional means of achieving compliance with their established policies and objectives. We are actively marketing this innovative new product to government agencies across the country.

And at this time I’ll turn the call over to Jose Gordo for closing remarks.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

Thanks, Wayne. In closing, our diversified business units delivered strong financial and operational performance during the second quarter and the first half of 2023. We remain focused on reducing our overall net debt and positioning our company to refinance portions of our debt in order to reduce our interest costs and gain the flexibility to potentially return capital to shareholders in the future.

We believe we have several potential upside opportunities, including increased populations at our ICE processing centers and/or increased number of participants enrolled in ISAP; the activation of additional idle secure facilities where we have a total of approximately 9,000 available beds either under GEO management or under lease to state or federal agencies; new managed-only contract wins by our reentry, electronic monitoring, secure transportation or international divisions; and the opportunistic sale of non-core assets.

We also expect to continue to selectively pursue new areas of growth, both with our current government agency clients, as well as with new clients and/or in-service lines that are adjacent to or complementary with our existing business.

In seeking these future growth opportunities, we plan to leverage our successful track record and the talent of our employees who we believe are the best in our industry. We believe our valuable assets underpin a compelling valuation case for our company. We own approximately 45,000 beds at secure facilities that we believe are generally more modern and better located than many of the existing public facilities in those geographic markets.

We believe that the aggregate replacement value of these beds alone, based on estimated current construction costs and sales of comparable facilities, is at least equal to or in excess of our current enterprise value. And this valuation is before taking into account the significant operating cash flows and real estate values of our other diversified segments, where we have significant assets and substantial market presence.

Based on a conservative valuation of these various components, we believe that our current stock price is significantly undervalued, which we believe represents a compelling case for equity investors. We have consistently delivered as an essential government services provider at the federal and state levels through both Republican and Democratic Presidential administrations for almost 40 years. We do not set political priorities or agendas, and we play no role in policy decisions related to our industry. Instead, we remain steadfast in our commitment to being a consummately professional organization that our clients can trust with complex, resource-intensive and critical projects, and that prioritizes the well-being of those entrusted to our care.

We are proud of our over 18,000 employees worldwide who carry out our mission on a daily basis with great purpose and professionalism, and we stand ready to continue to meet the future demands of our clients as they continue to evolve.

That completes our remarks, and we would be glad to take questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question today comes from Joe Gomes with Noble Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning and thanks for taking my questions.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Good morning, Joe.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

So wanted to start out on ICE, you said you see a 20%, I believe, increase in population since the ending of Title 42, I know that most of your guys ICE facilities operate under minimums. So what is the occupancy levels at those facilities now? Are you past the minimum level, so that if you were to receive additional population, you would start seeing a more of a contribution to the top and bottom lines?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Many of our facilities do have a minimum guarantee and – but there’s a few select ones that we are below that minimum guarantee and the continued increase in occupants will materially enhance our financial results but some – let me put it more simplistically, some facilities, particularly along the Southern border, are full. Other facilities located in the coastal or Northern states are not as full.

And as we see the changes in border policies become implemented and the very possibility of more people coming across the border as temperatures cool in particular, we think the populations may continue to increase. Just to put a short answer, some are already full, but others are not and we have plenty of capacity.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you for that. And on ISAP, I understand what you said today in terms of the numbers have declined for a longer period of time than – I think than you were originally anticipating. But what gives you confidence that the participant level will either stabilize or hopefully go back up in the second half of this year?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Because of the combination of different policies that – I really don’t want to go into detail then because we’re really not authorized to discuss DHS policies, but we are aware of these policies and they, in effect, provide for a wider use of the alternatives detention programs as well as a shifting of where participants are in that program and what monitoring devices they may be using.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you for that. And then, if I read my numbers correctly here quickly, looks like operating expenses were about 72% of revenue, which is up from a little over 71% in the first quarter, and again, if my numbers are correct would be about the highest level since the first quarter of 2021, I was just wondering what – there’s anything particular that you could point out that drove that operating expense level higher in the second quarter?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No, I don’t think so. I do think that you have some normalization of higher wages and more staff being brought on board. So you’re going to see some of that and then the decline in the counts in the ISAP program that’s the higher-margin segment, so that’s affecting that as well.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And then, one last one for me, and I’ll get back in queue. I’m not quite sure if I heard you mention the net debt level this quarter, it looks like, again, if I’m running my numbers correctly here quickly, it went up sequentially, the net debt level, is that accurate? And if so, what was driving that?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So I think as I discussed and maybe George mentioned, quarter-over-quarter, the net debt is about the same. It was up like $5 million, but that’s mainly just timing of working capital issues. In this quarter, we had a significant amount of interest and principal payments. So we used a lot of cash for that. We accrued it ratably towards this quarter, but we had to lay it out – all out this quarter. So next quarter, as I mentioned in my remarks, we expect a significant reduction in net debt, about $75 million or so.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Right. Right. Okay. Thanks for that, Brian. Appreciate you guys taking the time to take my call. Thank you.

Operator

The next question comes from Brian Violino with Wedbush Securities. Please go ahead.

Brian Violino

Analyst, Wedbush Securities, Inc.

Hi. Good morning. Thanks for taking my questions. Just on the ISAP program, based on the current funding level and assuming that that continues over time, I guess, is there any sort of minimum participant count that you’re able to disclose based on the current funding level?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No, I don’t think there is. I don’t think that’s ever been discussed.

Brian Violino

Analyst, Wedbush Securities, Inc.

Okay. [indiscernible]

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

(39:09)

Brian Violino

Analyst, Wedbush Securities, Inc.

Yeah. And then on the partners, I guess, is there anything notable to report on any per diem increases with state partners, or any potential newer state county partners in the pipeline?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Periodically, we have renegotiations, particularly with our federal partners regarding increased Department of Labor wages that have to be applied to our facilities, and there’s contract modifications that implement those increases at the state level. Most of the states have a July 1 fiscal year starting point. So they’ll be beginning the process of establishing their proposed budgets for the following year, and we will, in select cases, be making requests for additional funding for our facilities that typically relate to increased wages due to market conditions or increased medical service costs, again, related to either the pandemic or market conditions for wages on healthcare staff.

Brian Violino

Analyst, Wedbush Securities, Inc.

Understood. Thanks. And just one more, if I could. On the – there was a comment about providing air operations support to ICE made earlier in the call. And I believe it was $16 million of revenue, I was just curious that’s something that’s going to start immediately in the third quarter. Is there any of incremental investments needed? And then, I think there’s a larger contract that’s out for bid. Just curious what kind of opportunity that could be?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yeah. The contract that we referenced today was an emergency contract in which we were a sub-contractor to a prime. Our role was to provide the security staffing on the airplane that travel either domestically, or internationally. So we are a subcontractor to a prime that was awarded an emergency contract. That contract can run, I think, eight or nine months until a decision is made regarding the procurement that is a long-term contract.

That procurement has been protested by several of the competitors or proposers that submitted to the procurement, including our team though it’s comprised of the prime that we are involved with as a subcontractor. So we are one of the protesters in that procurement. We are presently involved with our prime – partner providing the services over the course of the next up to eight or nine months.

Brian Violino

Analyst, Wedbush Securities, Inc.

Thank you. Appreciate it.

Operator

The next question comes from Brendan McCarthy with Sidoti. Please go ahead.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Hi. Yes, good morning and thank you for taking my questions. First one here, I’m just looking at ICE populations, I think you mentioned they were up roughly 20% in your facilities. I was wondering, I’m curious is that in line with overall population increases at total ICE facilities?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No, I think I said earlier that some facilities along the Southern border are full, others away from the border are – still have vacant beds. We have plenty of capacity – of the 31,000 people that are reportedly detained in facilities at this time, we have almost 11,000 of those individuals in GEO facilities. So we have over one-third of the individuals that are presently being detained – or housed in GEO facilities. We have one-third of the market share. And presently the private sector provides approximately 90% of the detention capacity in the country, with only approximately 10% share going to cities or counties that have contracts with DHS for the housing of detained individuals.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. That’s helpful. And then, just regarding some of the idle facilities, I believe according to my notes, some are located in Texas. I’m just curious if you’re having any conversations with ICE just about opening some of those facilities for the anticipated annual increases in ICE populations that we’ve seen.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think it’s fair to say we have several conversations going on regarding different facilities, and it usually comes down to a matter of funding and their budgets. So they have to await – at the federal level, the new federal budget, which starts October 1; at the state level, it’s funding that’ll probably be approved sometime in spring of next year.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Okay. Okay. And then, one more, if I may. Just on some expense line items, I know we talked about operating expenses, driven by higher wages, but it looked like there was a large decline in general and administrative expenses. I was just wondering if you could comment on that decline.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Nothing significant. I think just some maybe lower labor costs compared to a year-over-year professional fees, especially in the legal department, legal fees in prior quarters, we’ve had some higher activity on some of the cases, the company is undertaking to defend. So nothing specific beyond that stuff there.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Great. Thank you. That’s all from me.

Operator

The next question comes from Kirk Ludtke with Imperial Capital. Please go ahead.

Kirk Ludtke

Analyst, Imperial Capital LLC

Hello, everyone. Thank you. Thanks for the call.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Hey, Kirk.

Kirk Ludtke

Analyst, Imperial Capital LLC

Just a couple of follow-ups. With respect to the ICE population, you mentioned you have 11,000 people in your ICE facilities. Where did that peak pre-COVID?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Where does that one?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Peak?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Where can it peak?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

What was our peak...

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

The peak population before the pandemic. [indiscernible]

(46:34)

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I would say 14,000, 15,000, something like that.

Kirk Ludtke

Analyst, Imperial Capital LLC

Okay. Thank you. That’s helpful. You mentioned that there’s potential for some incremental ISAP funding, and I missed what you said. And I was just curious if you could maybe elaborate on that and maybe quantify it.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, no, I didn’t say there was a potential for additional ISAP funding, although that may be the case, there’s the potential for increased participation in the ISAP program, which may require additional funding, which would have necessitated ICE having to find that additional funding within DHS, or go to Congress for that additional funding. But there’s different policies on extending participation in the ISAP program and moving people around in the program for really cost efficiencies, because of budget limitations. But those two things in concert would provide for better use of the program, more people on the program, and on a more cost-efficient basis.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. I appreciate it. Thank you for the clarification. At the state level, there’s been some legislation in some states that would require some more stringent sentencing. What’s the outlook for the population in the states where you have a presence?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Could you repeat that question, please?

Kirk Ludtke

Analyst, Imperial Capital LLC

My understanding is there have been some state – there’s been some state legislation that’s basically made – increased the minimum sentencing requirements. I’m just curious if you have a – what you can say about the trends in state population where you do business in?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

The trend that we are responding to is one where different states that have either a growing population, or even a stable population, are facing physical plant problems with their aging facilities. And they’re faced with either having to close a facility and they really prefer not to have to build a facility. So they have an interest in one of our idle facilities, because it’s a much more cost-effective solution for them.

So our facilities are, by comparison, significantly newer and more modern. They’re all air-conditioned. They have artificial soccer turf fields and the different amenities that we’ve discussed, libraries, continuum of care, educational programs.

So by comparison, our facilities are attractive in the correctional physical plant marketplace and will be now and continue into the future, because the Sunbelt states in particular have been adding population. They have the older facilities, and there’re several states that are looking to – for additional correctional space that they don’t have internally within their own state because of the aging facilities that are very – going to be very expensive to fix if they can be fixed at all.

Kirk Ludtke

Analyst, Imperial Capital LLC

That’s interesting. Very helpful. I appreciate. Thank you.

Operator

The next question comes from Jordan Hymowitz with Philadelphia Financial. Please go ahead.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

Hey, guys. Thanks for taking my questions. Couple of things. First on the ISAP program, my understanding is there’s a substantial amount of money that could be reallocated within ICE and DHS towards this that the current administration has been hesitant to do. So it’s not necessarily more funding, but it’s a reallocation of that funding that may become available. Is that the way you understand it?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, I’m aware of that. Every department like DHS, has the ability to shift funds around within the department to different agencies of that department. And I think I’m aware through public – publications of these stories that the – that ICE has asked for more funding for various reasons, including the alternatives to detention programs, which includes primarily the ICE program.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

Okay. And on to the several cases – [indiscernible] (52:16) there’re several cases in Florida before the appellate judge that would indicate that if it would be – if the judge would rule in line with the preliminary circle rule, that would be more people being monitored and processed. Do you know what the timing of any of those cases are?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No, I really don’t, because I presume all of them are subject to appeal and that can be a very lengthy process.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

Okay. And final question is whether we go from 34 to 40 or somewhere between, at one point, that number was 50. And as we head towards the Presidential election, the Republicans are going to obviously start talking about numbers like 50 again [ph] what they were (53:12) before.

And I guess my question is two-fold. One is, once you hit those minimums, anything above 30 to 33, the incremental profit has to be double, because it’s not substitute to minimum, is that true? And B, if we would go from a number like 30 to 50, would there be a profitability that would be more than double on the prison side of the business, because the incremental margins are that much more profitable?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, it certainly will be more profitable. It’s difficult to calculate because it differs from facility to facility. We haven’t done a cumulative aggregate calculation of that number, but it’s significant, because we have thousands of additional available beds. And each of those beds is worth between – it’s a double-digit number.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

So the peer number of B has said the incremental profitability could be close to double, would yours be anything different from that once you get above the minimums?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No, I don’t think our – if I’m understanding your question correctly, you’re saying that as the occupancy increases to something above our minimum guarantees that the profitability of the company in the ICE business would double or not. That’s not accurate. That’s our contract [indiscernible] (54:54) guarantees to absorb a significant amount of the cost, as well as the return and there is, as George mentioned, incremental revenue. It is material, and it would benefit the bottom line, but it’s not going to double our profitability.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

No, no, no. The incremental 1,000 people above the minimum – in other words, if you go from 9,000 to 10,000 versus, say, 13,000 to 14,000, once you get above those minimums, the incremental profit is dramatically greater.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. And like George said, not necessarily depends on how the contract is priced and what those incremental per-diems are, but it is meaningful.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

Okay. Thank you. And when can you stop buying back the debt, would you say?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, we’re going to make additional paydowns on debt in the third quarter.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

And when would the earliest the equity can be started?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We have to renegotiate some of the terms in some of the credit agreements before we can do any meaningful equity buyback.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

So it’s a 2024 number at earliest?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Probably 2024 is the soonest.

Jordan Neil Hymowitz

Analyst, Philadelphia Financial Management of San Francisco LLC

Okay. Thank you, guys.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to George Zoley, Executive Chairman with The GEO Group, for closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you for joining us today. Look forward to the next investor conference call.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.